Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports First Quarter Fiscal 2026 Results

First Quarter Fiscal 2026 Highlights:

•	Revenue increased 11% to $55.5 million, reflecting the strength of the Company’s product portfolio and diversified revenue base

•	Gross profit increased 19% to $14.7 million; Gross margin improved 170 basis points to 26.5%

•	Net income per diluted share increased 56% to $0.42; adjusted net income per diluted share[1] increased 36% to $0.45

•	Net income increased 55% to $4.6 million; Adjusted EBITDA[1] increased 33% to $6.8 million; Adjusted EBITDA margin[1] improved 200 basis points to 12.3%

•	Orders[2] were $125.9 million, driven by large defense orders; Book-to-Bill ratio[2] of 2.3x and backlog[2] of $482.9 million

•	Strong balance sheet with no debt, $10.8 million in cash, and access to $44.3 million under its revolving credit facility at quarter end to support growth initiatives

•

Reiterating full year fiscal 2026 guidance for all metrics provided; Remain on track to reach strategic goal of 8% to 10% annual organic revenue growth and low to mid-teen Adjusted EBITDA margins by fiscal 2027

BATAVIA, NY, August 5, 2025 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy & Process, and Space industries, today reported financial results for its first quarter for the fiscal year ending March 31, 2026 (“fiscal 2026”).

Graham’s President and Chief Executive Officer, Matthew J. Malone stated, “The start of fiscal 2026 demonstrates continued strength across our diversified product portfolio. We delivered strong growth in our Energy & Process markets, driven by execution on major commercial projects and robust aftermarket demand, along with increasing momentum in emerging energy segments such as small modular reactors (“SMRs”) and cryogenics. In addition, our Defense business continues to perform well, supported by recent follow-on orders, including $86.5 million to support the Virginia Class submarine program in May and $25.5 million for the MK48 Mod 7 Heavyweight Torpedo program in July, reaffirming our position as a trusted supplier to the U.S. Navy.”

Mr. Malone continued, “We remain focused on high-return initiatives that drive long-term value creation, including numerous in-process capital investments expected to generate returns above 20%. These initiatives include automated welding, enhanced radiographic testing technologies, and our new cryogenic testing facility in Florida, which we expect will improve margins and create new revenue opportunities. I’m also pleased to announce that we’ve completed the expansion of our Batavia defense facility this month. With these investments, we believe Graham is well-positioned to drive sustainable growth, deliver for our customers, and continue expanding margins.”

[1]

Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.

[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

First Quarter Fiscal 2026 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in thousands except per share data)	Q1 FY26	Q1 FY25	$ Change	% Change
Net sales	$55,487	$49,951	$5,536	11%
Gross profit	$14,721	$12,368	$2,353	19%
Gross margin	26.5%	24.8%		+170 bps
Operating income	$4,964	$3,224	$1,740	54%
Operating margin	8.9%	6.5%		+240 bps
Net income	$4,595	$2,966	$1,629	55%
Net income margin	8.3%	5.9%		+240 bps
Net income per diluted share	$0.42	$0.27	$0.15	56%
Adjusted net income*	$4,938	$3,584	$1,354	38%
Adjusted net income per diluted share*	$0.45	$0.33	$0.12	36%
Adjusted EBITDA*	$6,838	$5,137	$1,701	33%
Adjusted EBITDA margin*	12.3%	10.3%		+200 bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

Quarterly net sales of $55.5 million increased 11%, or $5.5 million. Sales to the Energy & Process market contributed $5.7 million to growth driven by increased sales in the Chemical/Petrochemical and New Energy industries. The increase in Chemical/Petrochemical sales was largely due to a surface condenser order for a North American net-zero carbon emissions ethylene cracker received in June 2024, while the increase in New Energy sales was driven by increased sales to the hydrogen and SMR markets.

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Aftermarket sales to the Energy & Process and Defense markets of $10.4 million remained strong and were 33% higher than the prior year. See supplemental data for a further breakdown of sales by market and region.

Gross profit for the quarter increased $2.4 million to $14.7 million compared to the prior-year period of $12.4 million. As a percentage of sales, gross profit margin increased 170 basis points to 26.5%, compared to the first quarter of fiscal 2025. Increased leverage on fixed overhead costs due to the higher volume of sales discussed above, as well as an improved mix of sales related to higher margin aftermarket sales, and better execution and pricing on defense contracts were the primary drivers of this increase. For the first quarter of fiscal 2026, the impact of tariffs was not material to our consolidated financial statements in comparison to the prior year. However, we still estimate the range of potential impact of increased tariffs for the full year to be between $2 million to $5 million.

Selling, general and administrative expense (“SG&A”), including amortization, totaled $9.8 million, an increase of $0.6 million compared with the prior year. This increase reflects the investments we are making in our operations, our employees, and our technology. As a percentage of sales, SG&A, including amortization, of 17.7% decreased 90 basis points compared to the prior year period, reflective of our financial discipline.

Cash Management and Balance Sheet

As expected, cash used by operating activities totaled $2.3 million for the quarter-ending June 30, 2025 primarily due to the payment of fiscal 2025 bonuses including the supplemental Barber-Nichols earnout bonus of $4.3 million in connection with the acquisition. As of June 30, 2025, cash and cash equivalents were $10.8 million, compared with $21.6 million as of March 31, 2025.

Capital expenditures for the first quarter fiscal 2025 were $7.0 million, focused on capacity expansion, increasing capabilities, and productivity improvements. All major capital projects are on time.

The Company had no debt outstanding as of June 30, 2025, with $44.3 million available on its revolving credit facility after taking into account outstanding letters of credit.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics ($ in millions).

	Q1 25	Q2 25	Q3 25	Q4 25	FY25	Q1 26
Orders	$55.8	$63.7	$24.8	$86.9	$231.1	$125.9
Backlog	$396.8	$407.0	$384.7	$412.3	$412.3	$482.9

Orders for the first quarter of fiscal 2026 increased to $125.9 million, including the remaining $86.5 million of a $136.5 million follow-on order in support of the U.S. Navy’s Virginia Class Submarine program. Aftermarket orders for the Energy & Process and Defense markets remained strong and totaled $10.5 million for the first quarter of fiscal 2026, increasing 16% over the prior year. Book-to-bill for the first quarter of fiscal 2026 was 2.3x. Note that orders tend to be lumpy given the nature of our business (i.e. large capital projects) and in particular, orders to the Defense industry, which span multiple years and can be significantly larger in size.

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Backlog at quarter end was $482.9 million, a 22% increase over the prior-year period. Approximately 35% to 40% of orders currently in backlog are expected to be converted to sales in the next twelve months, another 25% to 30% are expected to convert to sales within one to two years, and the remaining beyond two years. Approximately 87% of our backlog at June 30, 2025 was to the Defense industry, which we believe provides stability and visibility to our business.

Fiscal 2026 Outlook

Based upon the results for the first quarter of fiscal 2026, as well as our expectations for the remainder of the fiscal year, we are reiterating our full year fiscal 2026 guidance provided earlier this year as follows:

(as of August 5, 2025)	Fiscal 2026 Guidance
Net Sales	$225 million to $235 million
Gross Margin(1)	24.5% to 25.5% of sales
SG&A expense (including amortization)(2)	17.5% to 18.5% of sales
Adjusted EBITDA(1)(3)	$22 million to $28 million
Effective Tax Rate	20% to 22%
Capital Expenditures	$15.0 million to $18.0 million

(1)	Includes the estimated impact of increased tariffs over the prior year of approximately $2.0 million to $5.0 million.
(2)

Includes approximately $6.0 million to $7.0 million of Barber-Nichols supplemental performance bonus, equity-based compensation, and enterprise resource planning (“ERP”) conversion costs included in SG&A expense.

(3)

Excludes net interest expense (income), income taxes, depreciation, and amortization from net income, as well as approximately $2.0 million to $3.0 million of equity-based compensation and ERP conversion costs included in SG&A expense, net.

Our expectations for sales and profitability assume that we will be able to operate our production facilities at planned capacity, have access to our global supply chain including our subcontractors, do not experience any global disruptions, and experience no impact from any other unforeseen events.

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on August 5, 2025 at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (412)-317-5195. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Tuesday, August 12, 2025. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 10201479 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy & Process, and Space industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps, and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “continue,” “expects,” “future,” “outlook,” “believes,” “could,” “guidance,” “may”, “will,” “plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the Defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Forward-Looking Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2025 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

For more information, contact:

Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
Tom.Cook@icrinc.com

Source: Graham Corporation

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Consolidated Statements of Operations - Unaudited

($ in thousands, except per share data)

	Three Months Ended
	June 30,
	2025	2024	% Change
Net sales	$55,487	$49,951	11%
Cost of products sold	40,766	37,583	8%

Gross profit	14,721	12,368	19%
Gross margin	26.5%	24.8%
Operating expenses and income:
Selling, general and administrative	9,397	8,838	6%
Selling, general and administrative – amortization	436	436	0%
Other operating income expense, net	(76)	(130)	(42%)

Operating income	4,964	3,224	54%

Operating margin	8.9%	6.5%
Other expense, net	128	91	41%
Interest income, net	(177)	(161)	10%

Income before provision for income taxes	5,013	3,294	52%
Provision for income taxes	418	328	27%

Net income	$4,595	$2,966	55%

Per share data:
Basic:
Net income	$0.42	$0.27	56%

Diluted:
Net income	$0.42	$0.27	56%

Weighted average common shares outstanding:
Basic	10,927	10,862
Diluted	11,033	10,958

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Consolidated Balance Sheet

(Amounts in thousands, except per share data)

	June 30,	March 31,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$10,753	$21,577
Trade accounts receivable, net of allowances ($655 and $630 at June 30 and March 31, 2025, respectively)	34,665	35,507
Unbilled revenue	39,357	38,494
Inventories	37,386	40,025
Prepaid expenses and other current assets	4,055	4,249
Income taxes receivable	1,307	1,520

Total current assets	127,523	141,372
Property, plant and equipment, net	53,338	50,649
Prepaid pension asset	5,985	5,950
Operating lease assets	6,191	6,386
Goodwill	25,520	25,520
Customer relationships, net	12,874	13,159
Technology and technical know-how, net	10,121	10,310
Tradenames, net	6,833	6,858
Deferred income tax asset	1,371	1,502
Other assets	2,583	2,404

Total assets	$252,339	$264,110

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$22	$21
Accounts payable	20,694	27,309
Accrued compensation	12,066	19,161
Accrued expenses and other current liabilities	4,114	4,322
Customer deposits	82,801	84,062
Operating lease liabilities	1,362	1,275

Total current liabilities	121,059	136,150
Finance lease obligations	38	44
Operating lease liabilities	5,244	5,514
Deferred income tax liability	115	—
Accrued pension and postretirement benefit liabilities	1,192	1,192
Other long-term liabilities	1,307	1,633

Total liabilities	128,955	144,533

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,150 and 11,077 shares issued and 10,976 and 10,903 shares outstanding at June 30, and March 31, 2025, respectively	1,114	1,107
Capital in excess of par value	33,609	34,616
Retained earnings	98,824	94,229
Accumulated other comprehensive loss	(6,775)	(6,987)
Treasury stock (174 shares at June 30, and March 31, 2025)	(3,388)	(3,388)

Total stockholders’ equity	123,384	119,577

Total liabilities and stockholders’ equity	$252,339	$264,110

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Three Months Ended
	June 30,
	2025	2024
Operating activities:
Net income	$4,595	$2,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,024	857
Amortization	499	554
Amortization of unrecognized prior service cost and actuarial losses	210	195
Equity-based compensation expense	532	344
Change in fair value of contingent consideration	(76)	(130)
Deferred income taxes	262	99
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	839	7,611
Unbilled revenue	(865)	(12,023)
Inventories	2,642	647
Prepaid expenses and other current and non-current assets	(167)	(926)
Income taxes receivable	123	—
Operating lease assets	331	321
Prepaid pension asset	(35)	(58)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	(3,322)	(909)
Accrued compensation, accrued expenses and other current and non-current liabilities	(7,266)	(6,380)
Customer deposits	(1,265)	15,672
Operating lease liabilities	(319)	(310)
Income taxes payable	—	182
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(1)	4

Net cash (used) provided by operating activities	(2,259)	8,716

Investing activities:
Purchase of property, plant and equipment	(7,004)	(2,978)
Acquisition of P3 Technologies, LLC, net of cash acquired	—	(170)

Net cash used by investing activities	(7,004)	(3,148)

Financing activities:
Principal repayments on debt	(6,000)	—
Proceeds from the issuance of debt	6,000	—
Repayments on finance lease obligations	(82)	(79)
Tax withholdings related to net share settlements of restricted stock units and awards	(1,532)	(810)

Net cash used by financing activities	(1,614)	(889)

Effect of exchange rate changes on cash	53	(7)

Net (decrease) increase in cash and cash equivalents	(10,824)	4,672
Cash and cash equivalents at beginning of period	21,577	16,939

Cash and cash equivalents at end of period	$10,753	$21,611

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended
	June 30,
	2025	2024
Net income	$4,595	$2,966
Acquisition & integration income, net	(76)	(93)
ERP Implementation costs	23	342
Net interest income	(177)	(161)
Income tax expense	418	328
Equity-based compensation expense	532	344
Depreciation & amortization	1,523	1,411

Adjusted EBITDA	$6,838	$5,137

Net sales	$55,487	$49,951
Net income margin	8.3%	5.9%
Adjusted EBITDA margin	12.3%	10.3%

Graham Corporation Reports First Quarter Fiscal 2026 Results

August 5, 2025

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended June 30,
	2025	2024
Net income	$4,595	$2,966
Acquisition & integration income, net	(76)	(93)
Amortization of intangible assets	499	554
ERP Implementation costs	23	342
Normalized tax rate(1)	(103)	(185)

Adjusted net income	$4,938	$3,584

GAAP net income per diluted share	$0.42	$0.27
Adjusted net income per diluted share	$0.45	$0.33
Diluted weighted average common shares outstanding	11,033	10,958

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate.

Acquisition and integration (income) expense, net are incremental costs that are directly related to and as a result of the P3 acquisition or the subsequent accounting for the contingent earn-out liability. These costs (income) may include, among other things, professional, consulting and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented throughout our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed.

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